                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
     Filed by Registrant [X]
     Filed by a Party other than the Registrant [_]

Check the appropriate box:

 [_] Preliminary Proxy Statement

 [_] Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2)

 [X] Definitive Proxy Statement

 [_] Definitive Additional Materials

 [_] Soliciting Materials Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                               IFX CORPORATION
                           -----------------------
            (Exact name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

 [X] No fee required.

 [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


          (1)  Title of each class of securities to which transaction applies:

          (2)  Aggregate number of securities to which transaction applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          (4)  Proposed maximum aggregate value of transaction:

          (5)  Total fee paid:

 [_] Fee paid previously with preliminary materials.

 [_] Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:

          (2)  Form, Schedule or Registration Statement No.:

          (3)  Filing Party:

          (4)  Date Filed:

                                IFX CORPORATION
                        200 W. Adams Street, Suite 1460
                            Chicago, Illinois 60606
                                 (312) 419-9530

                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON FEBRUARY 3, 1999


To:  Shareholders of IFX Corporation

     The annual meeting of the shareholders of IFX Corporation will be held at the offices of Neal, Gerber & Eisenberg, Two N. LaSalle Street, 22nd floor, Chicago, Illinois on Wednesday, February 3, 1999 at 2:00 p.m. local time for the following purposes:

     1. to elect five directors to the Board of Directors of IFX Corporation, one of whom will be elected subject to shareholder approval of the transactions described in Proposal Two (Proposal One on the proxy card);

     2. to ratify the sale of 500,000 shares of common stock of IFX Corporation to International Technology Investments, LC and the grant to International Technology Investments, LC of a right to purchase up to 5,500,000 additional shares of IFX Corporation common stock, and to approve the issuance of such shares upon exercise of the right, which transactions may result in a change of control of the Company (Proposal Two on the proxy card);

     3. to approve the IFX Corporation 1998 Stock Option and Incentive Plan (Proposal Three on the proxy card);

     4. to ratify the appointment of Arthur Andersen LLP as independent auditors for the Company's fiscal year ending June 30, 1999 (Proposal Four on the proxy card); and

     5. to transact such other business as may properly come before the meeting.

     The close of business on December 14, 1998, has been fixed as the record date for determining the shareholders entitled to receive notice of and to vote at the annual meeting.

     Accompanying this Notice and Proxy Statement are copies of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, each as filed with the Securities and Exchange Commission.

                         BY ORDER OF THE BOARD OF DIRECTORS

                         Colleen M. Downes,
                          Secretary

January 11, 1999
Chicago, Illinois

                             YOUR VOTE IS IMPORTANT

IT IS IMPORTANT THAT AS MANY SHARES AS POSSIBLE BE REPRESENTED AT THE ANNUAL MEETING. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE DATE, SIGN, AND PROMPTLY RETURN THE PROXY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT HAS BEEN VOTED.

                                IFX CORPORATION
                              200 W. Adams Street
                                   Suite 1460
                            Chicago, Illinois 60606
                                 (312) 419-9530

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                February 3, 1999


General

     Solicitation of Proxies. This statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders (the "Annual Meeting") of IFX Corporation, a Delaware corporation ("the Company" or "IFX"), to be held on February 3, 1999 beginning at 2:00 p.m. local time, and at any postponements or adjournments thereof, for the purposes set forth herein. The principal executive offices of the Company are located at 200 West Adams Street, Suite 1460, Chicago, Illinois 60606. These proxy materials, a copy of the Company's Annual Report on Form 10-K for the year ended June 30, 1998 and a copy of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 are being mailed on or about January 14, 1999 to shareholders of record at the close of business on December 14, 1998.

     The solicitation of proxies on the enclosed form is made on behalf of the Board of Directors of the Company. As of the date of this Proxy Statement, Lee
S. Casty and International Technology Investments, LC, who collectively own approximately 54% of the outstanding shares of common stock, par value $.02 per share, of IFX Corporation ("Common Stock"), have contractually agreed to vote all of their shares "FOR" approval of the proposal (Proposal Two) to ratify the sale to International Technology Investments, LC of 500,000 shares of Common Stock and the grant to International Technology Investments, LC of a right to purchase an additional 5,500,000 shares of Common Stock, which may result in a change of control of the Company, and "FOR" election to the Company's Board of Directors of Joseph M. Matalon and Joel M. Eidelstein. ASSUMING THEY VOTE AS INTENDED, NO FURTHER SHAREHOLDER ACTION WILL BE REQUIRED FOR APPROVAL OF PROPOSAL TWO AND FOR THE ELECTION OF MESSRS. MATALON AND EIDELSTEIN AS DIRECTORS.

     Costs of Solicitation. The Company will pay all costs of preparing, assembling and mailing the proxy material and will reimburse brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses incurred by them in transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons. The Company does not intend to solicit proxies other than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may solicit proxies by telephone or other means of communication.

     Shareholders Entitled to Vote and Outstanding Voting Shares. Only shareholders of record at the close of business on December 14, 1998, are entitled to notice of the Annual Meeting and to vote at the Annual Meeting or any postponements or adjournments thereof. Each share of Common Stock entitles the holder to one vote on each matter submitted for a vote of the shareholders. As of December 31, 1998, there were 6,655,539 shares of Common Stock issued and outstanding.

     Quorum and Vote Required for Approval. A simple majority of the outstanding shares of Common Stock is required to be present, in person or by proxy, at the Annual Meeting for there to be a quorum. Assuming the presence of a quorum, the affirmative vote of a plurality of the shares represented at the meeting, in person or by proxy, will be necessary for the election of directors and the affirmative vote of a majority of the shares represented at the meeting, in person or by proxy, will be necessary for (i) ratification of the transactions described in Proposal

Two, (ii) approval of the 1998 Stock Option and Incentive Plan, (iii) ratification of the engagement of Arthur Andersen LLP as the Company's independent auditors for 1999, and (iii) the taking of all other actions that may properly come before the meeting.

     Abstentions and withheld votes will be counted for purposes of determining whether a quorum is present and will have the effect of votes against these matters. If a broker or nominee holding shares in "street name" indicates on a proxy that it does not have discretionary authority to vote as to a particular proposal ("broker non-votes"), those shares will be counted for purposes of determining a quorum but will not be treated as present and entitled to vote on proposals set forth in the Proxy Statement or on any other matter considered at the meeting. Lee S. Casty and International Technology Investments, LC, the beneficial owners of an aggregate of approximately 54% of the issued and outstanding shares of Common Stock, have contractually agreed to vote all of their shares "FOR" approval of Proposal Two and "FOR" election to the Company's Board of Directors of Joseph M. Matalon and Joel M. Eidelstein. Assuming they vote as intended, no further shareholder action will be required for approval of Proposal Two and for the election of Messrs. Matalon and Eidelstein as directors.

     Voting and Revoking Your Proxy. A shareholder signing and returning a proxy on the enclosed form may revoke the proxy at any time before the shares subject to it are voted at the Annual Meeting. A proxy may be revoked by notifying the Secretary of the Company in writing of such revocation or by attending the Annual Meeting and voting in person. All shares of Common Stock represented by properly executed proxies will be voted at the meeting in accordance with the directions marked on the proxies, unless such proxies previously have been revoked. If a shareholder fails to indicate directions on the proxy with respect to the proposals to be voted on, the proxy will be voted "FOR" the election of each director named in these proxy materials (Proposal One) and "FOR" Proposals Two, Three and Four. The persons named on the enclosed proxy also have discretionary authority to vote with respect to any matters raised during the meeting, if any, which the Company did not know, a reasonable period of time prior to the time these proxy materials were first mailed to shareholders, would be raised at the meeting.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth, as of December 31, 1998, certain information regarding the Common Stock beneficially owned by (i) each director and each nominee for director, (ii) the Company's President, who is the only executive officer of the Company whose compensation is required to be disclosed in the "Executive Compensation" table contained elsewhere herein, (iii) each person known by the Company to own more than five percent of the Common Stock of the Company, and (iv) the executive officers and directors of the Company, as a group.

                                              Amount and Nature of   Approximate
                                                  Beneficial          Percent of
Name/Address (1)                                   Ownership            Class
----------------                              --------------------   ------------
Lee S. Casty..............................        3,092,891(2)           46.5%

International Technology Investments, LC..          500,000(3)(4)         7.5

Joseph M. Matalon.........................          500,000(5)            7.5

Burton J. Meyer...........................          314,212               4.7

Joel M. Eidelstein........................           34,545(6)            *

Colleen M. Downes.........................                0               *

Zalman Lekach.............................            1,500               *

George A. Myers...........................              733(7)            *

All officers and directors as a
group (4 persons).........................           37,645               *

_________________

(1) The address of each director and executive officer of the Company is in care of the Company, 200 West Adams Street, Suite 1460, Chicago, Illinois 60606.

(2) Mr. Casty's address is in care of French-American Securities, Inc., 200 West Adams Street, Suite 1460, Chicago, Illinois 60606.

(3) International Technology Investments, LC ("International Technology") acquired 500,000 shares of Common Stock on November 23, 1998 in connection with the transactions described in Proposal Two; however, consummation of such transactions are subject to shareholder ratification. If Proposal Two is not approved, the Company intends to repurchase these 500,000 shares.

(4) Does not include 5,500,000 additional shares of Common Stock that International Technology has the right to purchase (which, together with the 500,000 shares it currently owns, would constitute approximately 49.4% of the Common Stock issued and outstanding), which right will become exercisable only if Proposal Two is approved. See "Proposal Two-Ratification of Share Issuances." If Proposal Two is approved, International Technology's purchase right will be exercisable immediately. International Technology's address is in care of Adorno & Zeder, 2801 S. Bayshore Drive, Suite 1600, Miami, Florida 33133.

(5) Consists of 500,000 shares of Common Stock held by International Technology. See notes 3 and 4 above. Mr. Matalon may be deemed to be an "affiliate" of International Technology and, accordingly, he may be deemed to beneficially own the shares of Common Stock held by such entity.

(6) Does not include 150,000 shares of Common Stock subject to an option granted to Mr. Eidelstein pursuant to the 1998 Stock Option and Incentive Plan. The option to purchase 300,000 shares of Common Stock is subject to shareholder approval of the plan and, assuming such approval is obtained, the option will vest immediately and will be immediately exercisable with respect to 150,000 shares of Common Stock. See "Proposal Three-Approval of 1998 Stock Option and Incentive Plan."

(7) Consists of 333.3 shares of Common Stock owned by Mr. Myers' spouse and 400 shares of Common Stock held by Mr. Myers as custodian for his minor children.


                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

     Four directors will be elected at the Annual Meeting, and one additional director will be elected if Proposal Two is approved, to serve for one year terms expiring on the date of the 1999 Annual Meeting of Shareholders or until their successors are duly elected and qualified. The Board of Directors has nominated each of the persons named below, and it is the intention of the persons named in the enclosed proxy to vote "FOR" the election of all such nominees, each of whom has consented to serve as a director if elected. If a nominee is unwilling or unable to serve, which the Board of Directors has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee. Lee S. Casty and International Technology, the beneficial owners of an aggregate of approximately 54% of the issued and outstanding shares of Common Stock, have contractually agreed to vote all of their shares "FOR" election to the Company's Board of Directors of Joseph M. Matalon and Joel M. Eidelstein.

Nominees for Election to the Board of Directors

     The following is information regarding nominees for election as directors of the Company. Each of the nominees, other than Mr. Matalon, presently is serving as a director of the Company.

     Joel M. Eidelstein, age 31, has served as a director of the Company since November 1990 and, since November 9, 1996, he has served as the President of the Company. Mr. Eidelstein graduated from Brandeis University in May 1988. From June 1988 until June 1996, he was an independent commodity futures trader and a floor manager with Index Futures Group, Inc. Mr. Eidelstein also is the owner and sole officer of Alerica, Inc., a general partner of Telcom.Net, L.P., an Internet communications software development company.

     Colleen M. Downes, age 35, became Chief Financial Officer and Secretary of the Company in November 1998. She has served as a director and as the Treasurer of the Company since February 1997, as a Vice President of the Company since June 1998 and has been employed by the Company or its subsidiaries since January 1985. She is pursuing a bachelor's degree at DePaul University in Chicago, Illinois.

     Zalman Lekach, age 31, has served as a director of the Company since February 1997. He is President and Chief Operating Officer of Parlux Fragrances, Inc., an international designer, manufacturer and marketer of fragrances ("Parlux"). He became a director and an executive officer of Parlux, S.A., Parlux's French subsidiary, in May 1990. In May 1993, he resigned his executive position and owned and operated a company exporting foods and health/beauty aids to South America. In January of 1995, he rejoined Parlux as its Chief Operating Officer and a director. In June 1996, Mr. Zalman Lekach also assumed the position of President of Parlux.

     George A. Myers, age 47, has served as a director of the Company since November 1990. Mr. Myers, since 1981, has been managing general partner of MC Capital, a diversified real estate company with offices in Chicago, Illinois, Phoenix, Arizona, and San Diego, California.

Information Regarding the Nominee of International Technology

     Subject to shareholder approval of Proposal Two, Joseph M. Matalon will be elected, as International Technology's designee under the Joint Venture Agreement, to fill the vacancy currently existing on the Board of Directors. If Proposal Two is approved by the shareholders, Mr. Eidelstein will serve as Lee Casty's designee under the Joint Venture Agreement. See "Proposal Two-Ratification of Share Issuances."

     Joseph M. Matalon, age 39, since January 1998 has served as the Director of Investments and Chairman of the Finance Committee of Mechala Group Jamaica Limited, a diversified business enterprise primarily engaged in development and construction, manufacturing and trading and financial services. From January 1996 to December 1997, Mr. Matalon served as Executive Vice President and Chief Operating Officer of Mechala Group Jamaica Limited and, prior thereto, he served for 10 years as Senior Vice President of the ICD Group. Mr. Matalon is a graduate of the London School of Economics and also serves as a director of The Bank of Nova Scotia Jamaica Limited; Scotiabank Jamaica Trust and Merchant Bank Limited; Cable & Wireless Jamaica; the Gleaner Company Limited; and the Institute of Management and Production. Mr. Matalon also is Chairman of Prime Life Assurance Company Limited and British Caribbean Insurance Company Limited.

Recommendation of the Board of Directors

     The Board of Directors of the Company recommends that shareholders vote FOR all of the nominees for election as directors.

Information Regarding the Board of Directors

     Directors are elected on an annual basis. Each director of the Company holds office until the next annual meeting of shareholders or until that director's successors has been elected and qualified. At present, the Company's by-laws provide for five directors; however, currently there are four persons serving as directors, all of whom have been nominated for reelection to the Board. Officers of the Company are elected by the Board of Directors on an annual basis and serve until the next annual meeting of the Board of Directors and until their successors have been duly elected and qualified. During 1998, the Board of Directors held four meetings and took all other actions pursuant to unanimous written consents in lieu of meetings. Each of the current directors attended at least 75% of all meetings of the Board of Directors called during fiscal year 1998.

Compensation of Directors

     Directors are not currently compensated in connection with their duties as directors, but may be reimbursed for expenses incurred by them in connection with their services as directors.

Committees of the Board of Directors

     The Board of Directors has a standing Audit Committee to assist the Board in the discharge of its responsibilities. The Audit Committee meets with the Company's independent public accountants to discuss, and reports to the Board regarding, the scope, fees and results of the annual audit and compliance with the Company's accounting and financial policies and internal accounting controls. The current members of the Audit Committee are George Myers and Zalman Lekach, each of whom is a Non-Employee Director of the Company as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Joel Eidelstein, who is an employee of the Company. During 1998, the Audit Committee held three meetings and took all other actions pursuant to unanimous written consents. Each of the directors who is a member of the Audit Committee attended at least 75% of all meetings of the Committee called during fiscal year 1998.

     The Company does not have standing nominating or compensation committees of the Board of Directors, or committees performing similar functions. However, if the IFX Corporation 1998 Stock Option and Incentive Plan is approved by the shareholders pursuant to Proposal Three, the Board of Directors intends to establish a Compensation Committee of the Board of Directors and to appoint George Myers and Zalman Lekach as the initial members of the committee.


                                 EXECUTIVE OFFICERS

     The following individuals currently serve as executive officers of the
Company:

     Joel M. Eidelstein, age 31, has served as a director of the Company since November 1990 and, since November 9, 1996, he has served as the President of the Company. Mr. Eidelstein graduated from Brandeis University in May 1988. From June 1988 until June 1996, he was an independent commodity futures trader and a floor manager with Index Futures Group, Inc. Mr. Eidelstein also is the owner and sole officer of Alerica, Inc., a general partner of Telcom.Net, L.P., which is an Internet communications software development company.

     Colleen M. Downes, age 35, became Chief Financial Officer and Secretary of the Company in November 1998. She has served as a director and as the Treasurer of the Company since February 1997, as a Vice President of the Company since June 1998 and has been employed by the Company or its subsidiaries since January 1985. She is pursuing a bachelor's degree at DePaul University in Chicago, Illinois.

EXECUTIVE COMPENSATION

     The following table sets forth all cash compensation paid by the Company to its President, who is acting in a capacity similar to chief executive officer. There were no executive officers of the Company whose compensation for fiscal year 1998 exceeded $100,000.

                                  Year Ended
Name and Principal Position        June 30    Salary   Bonus
---------------------------       ----------  -------  -----
Joel M. Eidelstein,
President....................        1998     $24,000    -
                                     1997     $16,000    -
                                     1996     $68,000    -

Fiscal Year 1998 Option Grants and Exercises

     No options were granted to the Company's President during fiscal year 1998. There were no options exercised during fiscal year 1998, and the Company's President did not hold any options as of June 30, 1998. See "Proposal Three-Approval of 1998 Stock Option and Incentive Plan."


                              CERTAIN TRANSACTIONS

     Effective November 30, 1985, Lee S. Casty, a principal shareholder of the Company, made a $400,000 subordinated loan to the Company. The loan was evidenced by a "satisfactory subordination agreement," approved by the regulatory authorities to which the Company at that time was subject, and was due on December 1, 1988. On March 5, 1986, the Company amended its Articles of Incorporation to authorize 400,000 shares of Preferred Stock, par value $1.00 per share, with a 10% cumulative dividend. Thereafter, such 400,000 shares of Preferred Stock were issued to Mr. Casty in satisfaction of the subordinated loan. The Preferred Stock was redeemable at the option of the Company under certain circumstances and upon payment of accrued dividends. In 1986, the Articles of Incorporation of the Company were amended and the Preferred Stock was redesignated "Class A Preferred Stock." On January 31, 1997, the Company redeemed and retired the 400,000 shares of Class A Preferred Stock issued and outstanding, for a price equal to $836,600, which constituted the aggregate par value of such shares plus cumulative, accrued dividends. As payment, the Company issued to Mr. Casty a promissory note in the amount of $836,600, bearing interest at the prime rate and maturing on January 31, 1998. The Company repaid this note in February 1998.

     In January 1997, the Company paid $940,000 to Mr. Casty as payment in full of all other notes payable to Mr. Casty (excluding the promissory note issued in connection with the Company's redemption of its Preferred Stock). During the fiscal years ended June 30, 1998 and 1997, the Company paid Mr. Casty approximately $42,900 and $91,100 in interest on such notes payable.

     In January 1997, the Company and French-American Securities, Inc., a company wholly-owned by Mr. Casty, agreed to extend to January 31, 1998 all notes payable to French-American Securities, Inc., which had an aggregate principal amount of $5,450,000. In June and September 1997, $4,700,000 and $750,000, respectively, of the notes payable to French-American Securities, Inc. were repaid. During the fiscal years ended June 30, 1998 and 1997, the Company paid French-American Securities, Inc. $11,000 and $520,000 in interest on such notes payable.

     Prior to fiscal year 1996, the Company made loans of $811,400 to C. Adam Ltd. (successor in interest to SRC, Inc.), an entity affiliated with Mr. Casty. The loans were evidenced by a demand note bearing interest at

8%, which rate subsequently was amended to equal the prime rate. In October 1998, this note was amended again to provide that (i) the interest rate will be adjusted each month to equal the interest rate actually earned by the Company on its short-term savings or money market account during the immediately preceding month plus one-half percent, and (ii) amounts outstanding under the note may be repaid by transfer to the Company of shares of Common Stock with an aggregate fair market value equal to the amount outstanding. The fair market value of shares tendered to repay the note will be valued at the average of the closing bid and ask price of Common Stock as reported by the Nasdaq Small Cap Market (or such other stock exchange on which the Common Stock may then be listed) on each of the three trading days ending on the trading date immediately prior to the delivery of the Common Stock to the Company. The Company earned interest income of $52,400, $51,700 and $53,500 on this note during the fiscal years ended June 30, 1998, 1997 and 1996, respectively.

     In November 1996, the Board of Directors granted options to purchase 250,000 shares of Common Stock to Burton J. Meyer, who then was the Company's President, at an exercise price of $1.20 per share. The options were to expire on June 30, 1998. In June 1998, the Company purchased these options for $200,000 and terminated them.

     The Company had an employment agreement pursuant to which Philip A. Tanzar served as the Company's Vice President and General Counsel for annual compensation of $138,200 for a term ending December 31, 1996. In the event that Mr. Tanzar's employment was not extended by the Company on substantially equivalent terms for reasons other than "good cause", the Company was obligated to make a severance payment of $100,000 to Mr. Tanzar. Effective July 1, 1996, Mr. Tanzar accepted employment with E.D.& F. Man International, Inc., thereby terminating his employment contract with the Company. As an inducement for Mr. Tanzar to accept employment with E.D.& F. Man International, Inc. and as a settlement of his contract, the Company agreed to pay Mr. Tanzar severance of up to $100,000 if he was terminated by E.D.& F. Man International, Inc. prior to January 1, 1999. No such termination has occurred.

     In December 1998, IFX/Telcom, Inc., a wholly-owned subsidiary of the Company, purchased a limited partnership interest in Telcom.Net, L.P., an Internet communications software development company that was co-founded in 1997 by Joel M. Eidelstein, the Company's President. The limited partnership interest was purchased from Alerica, Inc., a corporation that is wholly-owned by Mr. Eidelstein and which is a general partner of Telcom.Net, L.P. The purchase price of such limited partnership interest was $200,000. The limited partnership interest entitles IFX/Telcom, Inc. to receive priority distributions up to $200,000, the amount of the Company's invested capital, plus 25% of the profits of Telcom.Net, L.P. after all of its other partners have received priority distributions equal to their aggregate invested capital. In addition, the Company purchased from Alerica, Inc. an outstanding promissory note of Telcom.Net in the principle amount of $50,000. The Board of Directors (excluding Mr. Eidelstein, who abstained from discussion or voting) determined that this purchase was fair and in the best interests of the Company.

     The Company has guaranteed certain liabilities owned by Telcom.Net, L.P., a limited partnership, to Qwest/LCI, International. One of the general partners of Telcom.Net, L.P. is Alerica, Inc., a company that is wholly-owned by Joel Eidelstein, the Company's President. There is no maximum amount payable under this guarantee; however, the Company reasonably believes, based on the business of the limited partnership, that its potential liability under this guarantee will not exceed $100,000.

     On November 10, 1998 the Board of Directors (excluding Mr. Eidelstein, who abstained from discussion or voting) granted to Joel M. Eidelstein, the President of the Company, an option to purchase 300,000 shares of Common Stock, which constitutes approximately 4.5% of the outstanding Common Stock on the date of grant. Effectiveness of the option is subject to obtaining shareholder approval of the 1998 Stock Option and Incentive Plan. See "Proposal Three-Approval of 1998 Stock Option and Incentive Plan." The option granted to Mr. Eidelstein vested 25% on each of November 10, 1998 and January 1, 1999, and will vest an additional 25% on each of January 1, 2000 and January 1, 2001. The exercise price of the option is $3.00 per share and the sale price of the Common Stock as reported by the Nasdaq Stock Market as of the date of grant was $1.75 per share.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to provide copies of such reports to the Company and to the Nasdaq Stock Market. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Form 5s were required, the Company believes that all officers, directors and 10% beneficial owners complied with all Section 16(a) filing requirements during fiscal year 1998.



          Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the report presented below and the performance graph following the report shall not be incorporated by reference into any such filings.

                             REPORT OF THE BOARD OF
                      DIRECTORS ON EXECUTIVE COMPENSATION

     Historically, the Board of Directors has performed the functions typically delegated to a compensation committee, including establishing and overseeing the Company's compensation policy and approving salaries and annual bonuses for senior management of the Company. Assuming the Company's 1998 Stock Option and Incentive Plan (the "Plan") is approved by the shareholders (see "Proposal Three"), the Board of Directors intends to establish a Compensation Committee of the Board of Directors (the "Compensation Committee") and to appoint George Myers and Zalman Lekach as the initial members.

     Compensation Policy. The Company's compensation policy for senior management has consisted almost exclusively of cash salaries and, from time to time, discretionary performance bonuses. Since the Company's business has changed significantly following the sale of its primary subsidiary, Index Futures Group, Inc., the Board of Directors believed that offering equity compensation to senior management of the Company would not be particularly effective. With the adoption of the Plan, the Board of Directors is implementing a change in the Company's compensation policy to increase the long-term equity component which, the Board expects, will strengthen the Company's ability to recruit, motivate and retain highly qualified individuals. The Board of Directors believes that stock options and restricted stock, which vest over time and will be subject to forfeiture, will better align the interests of the Company's senior management with the interests of the Company's shareholders. The Board also believes that substantial equity ownership by individuals in leadership positions within the Company will help to ensure that such individuals remain focused on building shareholder value.

     Joel M. Eidelstein, the President of the Company, has authority to hire all members of senior management of the Company and, subject to the Board of Directors's approval, to establish the compensation to be paid to such executives. In determining and approving the amount of annual salary and salary increases for senior management, Mr. Eidelstein and the Board of Directors consider factors such as the executive's contribution to the Company's operating effectiveness and profitability; the level of responsibility, scope and complexity of such executive's position relative to other executive management; and the salary levels of other companies in the same industry.

     Compensation of the President. The compensation paid to Joel M. Eidelstein, the President of the Company, for the last three fiscal years is listed in the Executive Compensation table located elsewhere in this Proxy Statement. During fiscal years 1997 and 1998, Mr. Eidelstein accepted a significantly reduced salary because the operations of the Company had decreased materially following the Company's July 1996 sale of Index Futures Group, Inc. In recognition of Mr. Eidelstein's pivotal role in evaluating the Company's future business prospects, negotiating the transactions described in Proposal Two and managing the Company's transition into a new line of business, the Board of Directors has authorized an increase in Mr. Eidelstein's salary to $75,000 for fiscal year 1999.

     On November 10, 1998 the Board of Directors (excluding Mr. Eidelstein, who abstained from discussion or voting) granted to Mr. Eidelstein an option to purchase 300,000 shares of Common Stock, which constitutes approximately 4.5% of the outstanding Common Stock on the date of grant. Effectiveness of the option is subject to the Company obtaining shareholder approval of the Plan. See "Proposal Three-Approval of 1998 Stock Option and Incentive Plan." The option granted to Mr. Eidelstein will be an incentive stock option, to the extent it qualifies for treatment as such. The option granted to Mr. Eidelstein vested 25% on each of November 10, 1998 and January 1, 1999, and will vest an additional 25% on each of January 1, 2000 and January 1, 2001. The exercise price of the Option is $3.00 per share and the sale price of the Common Stock as reported by the Nasdaq Stock Market as of the date of grant was $1.75 per share. The Board of Directors (excluding Mr. Eidelstein) approved the option grant to Mr. Eidelstein in recognition of his dedication to the Company during the Company's transition in business following the July 1996 sale of Index Futures Group, Inc. and Mr. Eidelstein's acceptance of a below-market salary during fiscal years 1997 and 1998.

     December 20, 1998

                         SUBMITTED BY THE BOARD OF DIRECTORS

                         Joel M. Eidelstein
                         George A. Myers
                         Colleen M. Downes
                         Zalman Lekach

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
          AMONG IFX CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
                         AND THE NASDAQ FINANCIAL INDEX

     The graph below compares the cumulative total shareholder return on the Common Stock since consummation of the Company's initial public offering in June 1994 with the cumulative total return of the Nasdaq Stock Market (US) and the Nasdaq Total Return for Nasdaq Financial Stocks over the same period (assuming the investment on June 30, 1993 of $100 in each of Common Stock, the Nasdaq Stock Market (US) and the Nasdaq Total Return for Nasdaq Financial Stocks).

                                (INSERT GRAPH )


       Measurement Period               IFX          NASDAQ       NASDAQ
      (Fiscal year covered)         CORPORATION      STOCK       FINANCIAL
                                                  MARKET (U.S.)
  -----------------------------     -----------   -------------  ---------

  Measurement Point - 6/30/93           $100          $100         $100
  FYE 6/30/94                           $200          $101         $113
  FYE 6/30/95                           $125          $135         $129
  FYE 6/30/96                           $125          $173         $168
  FYE 6/30/97                           $150          $210         $246
  FYE 6/30/98                           $305          $278         $319

* $100 invested on 6/30/93 in Stock or Index - including reinvestment of dividends. Fiscal year ending June 30.

                           TOTAL SHAREHOLDER RETURNS
                             (Dividends Reinvested)


                                      Annual Return Percentage
                                            Years Ending
                               --------------------------------------

Company/Index                  Jun 94  Jun 95  Jun 96  Jun 97  Jun 98
-------------                  ------  ------  ------  ------  ------
IFX Corporation                  100     (38)      0      20     103
NASDAQ Stock Market (U.S.)         1      34      28      21      32
NASDAQ Financial Index            13      14      30      46      30

                               Base          Cumulative Total Returns
                              Period               Years Ending
                                      --------------------------------------

Company/Index                 Jun 93  Jun 94  Jun 95  Jun 96  Jun 97  Jun 98
-------------                 ------  ------  ------  ------  ------  ------
IFX Corporation                 100     200     125     125     150     305
NASDAQ Stock Market (U.S.)      100     101     135     173     210     278
NASDAQ Financial Index          100     113     129     168     246     319

                                  PROPOSAL TWO
                        RATIFICATION OF SHARE ISSUANCES

     Following is a summary description of the transactions contemplated by that certain Subscription and Joint Venture Agreement dated as of November 23, 1998 (the "Joint Venture Agreement") among the Company, a wholly-owned indirect subsidiary of the Company named Emerging Networks, Inc. and two significant shareholders of the Company, International Technology Investments, LC ("International Technology") and Lee S. Casty. Pursuant to the Joint Venture Agreement, the Company has issued 500,000 shares of Common Stock to International Technology, has granted to International Technology the right to purchase up to 5,500,000 additional shares of Common Stock and has agreed to issue such additional shares of Common Stock upon International Technology's exercise of its purchase right (collectively, the "Transactions"). The following description of the Transactions is qualified in its entirety by reference to the Joint Venture Agreement which was filed as an exhibit to the Company's Current Report on Form 8-K dated November 23, 1998, as filed with the Securities and Exchange Commission on November 24, 1998. The Board of Directors believes that ratification of the Transactions is in the best interests of the Company and its shareholders and unanimously recommends that the shareholders vote "FOR" the ratification of the Transactions. ALL SHAREHOLDERS ARE URGED TO READ THE JOINT VENTURE AGREEMENT IN ITS ENTIRETY.

Background of the Transactions

     Historically, the Company's primary business was conducting a commodity brokerage business through its subsidiary, Index Futures Group, Inc. ("Index"). On July 1, 1996, the Company sold substantially all of the brokerage accounts maintained by Index, together with all positions, securities, and other assets held in or for such accounts and other agreed-upon assets used in Index's brokerage activities, for a purchase price consisting of cash earn-out payments based upon Index's profitability during the sixty-six months following the sale. The Company's revenues since July 1996 have consisted primarily of earn-out payments, interest income and income from operations of the Company's majority-owned British subsidiary, IFX Ltd., which conducts foreign exchange business as a registrant of the British Securities and Futures Authority.

     Following the sale of Index, the Company decided not to reinvest the sales proceeds in the Company's commodities brokerage business and has been exploring other industries and business opportunities. Based on such review, the Board of Directors believes that the Internet and telecommunications industries present significant opportunities for the Company's future investment and growth. In particular, the Board of Directors believes that the market for Internet services in Latin America presents substantial growth potential due to the increasing demand for Internet services, current low market penetration and the absence of any dominant regional service providers. Accordingly, the Company intends to pursue the development of Internet services and the acquisition of telecommunication businesses, initially in South America, with the proceeds from the sale of Index and private equity offerings and possibly through joint venture transactions.

     During the past year, the Company engaged in discussions with a number of third parties regarding the possibility of such parties making significant investments in the Company or entering into a strategic partnership with the Company. In October 1997, the Company first began to discuss the possibility of entering into a strategic venture with International Technology to provide Internet services in South America and other non-U.S. jurisdictions and to pursue the acquisition of existing Internet service providers and related businesses; however, serious discussions did not commence until May 1998. From May 1998 through November 1998, senior management of the Company and International Technology met on numerous occasions to evaluate various strategic business opportunities and the manner in which the companies should pursue these opportunities, including a possible business combination or joint venture. The Company chose to pursue a joint venture with International Technology because of its extensive experience and existing business relationships with participants in the computer distribution and communications industries in Latin America.

     From late August 1998 until mid-November 1998, the parties drafted and negotiated the Joint Venture Agreement. On November 10, 1998, after extensive discussions, the Board of Directors unanimously approved the Transactions and authorized the officers of the Company to complete negotiations and execute the Joint Venture Agreement. The Joint Venture Agreement was signed on November 23, 1998.

Factors Considered by the Board of Directors in Approving the Transactions

     The Board of Directors of the Company, by unanimous vote, has approved the Transactions and believes that the Transactions are in the best interests of the Company and its shareholders. In approving the Transactions (including the grant to International Technology of the right to purchase up to 5,500,000 additional shares of Common Stock at a price of $2.00 per share), the Board of Directors considered, among other things, the following factors:

          (a) Unsatisfactory results in the Company's foreign currency trading operations and potentially diminished returns from foreign currency trading as a result of the introduction in 1999 of the Euro, the currency of the European Monetary Union, have created a need for the Company to enter a new line of business. The Board of Directors believes that the Internet and telecommunications industries, particularly in Latin America, present significant opportunities for the Company's future investment and growth.

          (b) The Board of Directors believes that there are material potential advantages to the Company and its shareholders from the Company's association with International Technology, whose principals have significant experience in the wholesale distribution of microcomputers, networking products and related computer components throughout Latin America. The Board of Directors believes that the Company will benefit from the expertise and existing business relationships that International Technology's affiliates have with respect to marketing computers and related products in emerging markets, particularly in Latin America. As the Company's largest shareholder (assuming International Technology exercises its right to purchase 5,500,000 additional shares of Common Stock), it will be in International Technology's interest to make its resources and expertise available to the Company.

          (c) Based on the Company's lengthy exploration of strategic alternatives and its assessment of the current business climate (which awards high premiums to Internet related ventures), the Board of Directors believes that no other currently available potential acquisitions or joint ventures would be more advantageous to the Company's shareholders than the Transactions. In addition, International Technology was willing to invest $1.0 million in the Company immediately as a sign of its commitment to the Company.

          (d) The Board of Directors decided that granting International Technology the right to purchase up to 5,500,000 additional shares of Common Stock at a price of $2.00 per share was appropriate because, in November 1998 before the Board of Directors approved the Transactions, the average closing price of the Common Stock as reported by the Nasdaq Stock Market was below $2.00 per share and had been below $2.00 per share for much of the prior two years. In addition, the Board of Directors believed that any future increase in the market price of Common Stock would be attributable principally to value added by International Technology and not to growth experienced in the Company's historic businesses.

          (e) International Technology will benefit from the Transactions primarily to the extent that the market value of the Common Stock increases. Although the interests of the Company's existing shareholders will be highly diluted if International Technology exercises its right to purchase up to 5,500,000 additional shares of Common Stock, all of the Company's existing shareholders will participate in any increase in the price of the Common Stock that may occur following consummation of the Transactions. Thus, the Board believes that the interests of International Technology and the Company's other shareholders are aligned in certain material respects.

          (f) Joseph Matalon, who will be elected as a director of the Company if the Transactions are approved, has a successful history and extensive experience in business and as an investor in computer related companies. Mr. Matalon is expected to provide valuable strategic oversight as the Company enters a new line of business.

          (g) The Board of Directors considered the implications of International Technology owning approximately 49.4% of the Company's Common Stock, on a fully diluted basis, and the conflicts of interest and potential deterrent effect that might result from such ownership, and determined that the benefits of the Transactions outweighed such risks.

     In view of the variety of factors considered by the Board of Directors in connection with its evaluation of the Transactions, the Board of Directors did not assign relative weights to the individual factors considered in reaching its determination and recommendations set forth herein. Based upon the Board of Directors' consideration of the foregoing factors and its evaluation of the Company's prospects as an ongoing business if the Transactions were not consummated, the Board of Directors concluded that prospects for enhancing shareholder value will be materially enhanced by the Transactions and that the Transactions are in the best interests of the shareholders of the Company.

Information Regarding International Technology Investments, LC.

     International Technology is a joint venture company owned and operated by members of the Matalon family and the Shalom family. Members of the Shalom family, including Michael Shalom, were the principals, and were actively involved in the management, of the INTCOMEX group of companies, a privately held group of companies based in Miami, Florida. INTCOMEX is a leading Latin American wholesale distributor of microcomputers, networking products, mass storage products, multimedia products, computer peripheral equipment and computer components. INTCOMEX offers more than 1,000 products, manufactured by more than 30 industry leading hardware manufacturers, to over 12,000 re-sellers in the Latin American region. INTCOMEX's 1998 sales revenues are estimated to be in excess of $230 million. In July 1998, the INTCOMEX group of companies was sold to CHS Electronics, a Fortune 500 Company and one of the largest distributors of computer products in Latin America.

     Members of the Matalon family, including Joseph M. Matalon, are principals of Mechala Group Jamaica Limited. Mechala Group, one of the largest conglomerates in Jamaica, is a diversified business enterprise engaged in development and construction, manufacturing and trading and financial services. Mechala Group is one of the largest developers of housing and related commercial buildings in Jamaica, the second largest distributor in Jamaica of food products and a major distributor of hardware, pharmaceutical, personal care and other consumer products. In addition, Mechala Group is a major provider of insurance, investment management and other financial products and services. Meyer Matalon, a principal of the Mechala Group and a member of the Matalon family, sits on the boards of directors of Cable & Wireless Jamaica and of Cable and Wireless Panama.

     The Board of Directors believes that a joint venture between the Company and International Technology is in the best interests of the shareholders of the Company because Michael Shalom, Joseph M. Matalon and other principals of International Technology have extensive knowledge of, and existing business relationships with companies operating in, the Latin American computer and peripheral distribution market and in negotiating and completing complex financial transactions. It is the intent of the Company and International Technology that Michael Shalom, Joseph M. Matalon and certain other principals of International Technology will be actively involved in the management and strategic operations of the Company. The Company believes that their involvement will be invaluable for the Company's entry into the Internet-related and telecommunications industries.

Description of the Joint Venture Agreement

     Formation of Joint Venture. Pursuant to the Joint Venture Agreement, each of the Company and International Technology has contributed $1,000,000 to a joint venture formed to provide Internet services, and to make investments in Internet-related businesses, primarily in Latin America and other international markets. No such investments have been consummated as of the date this proxy statement was mailed. The joint venture will be conducted through Emerging Networks, Inc., a corporation organized by the Company under the laws of the British Virgin Islands ("ENI"). ENI is a subsidiary of IFX/EN, Inc., which is a wholly-owned subsidiary of the Company. International Technology's $1,000,000 initial contribution to ENI was paid indirectly, through International Technology's purchase of 500,000 shares of Common Stock from the Company at a purchase price of $2.00 per share. Upon receipt of payment for such shares, the Company (i) contributed the $1,000,000 purchase price it received from International Technology, plus an additional $1,000,000 for its own account, to IFX/EN, Inc., and (ii) caused IFX/EN, Inc. to contribute to the capital of ENI the sum of $2,000,000. In exchange for its contribution, the Company received 500,000 shares of common stock of ENI.

     It is currently contemplated that IFX and International Technology each will contribute up to an additional $3,000,000 to the venture; however, neither party is required to make any additional capital contributions. For each additional $2.00 contributed to ENI's capital, (i) ENI will issue one additional share of ENI common stock to the Company, in the case of additional contributions made by the Company, or (ii) the Company will issue one additional share of Common Stock to International Technology, in the case of additional contributions made by International Technology. All contributions in excess of the parties' initial contributions are completely discretionary; however, the Company may be obligated to dispose of its investment in ENI, or International Technology may be obligated to dispose of its investment in the Company, if the Company or International Technology, respectively, has not made additional capital contributions of at least $3,000,000 prior to the expiration of the Purchase Right (as defined below). See "-Terms of Purchase Right."

     Terms of Purchase Right. The Company also has granted to International Technology the right, but not the obligation, to purchase up to an additional 5,500,000 shares of Common Stock for $2.00 per share, or a maximum total purchase price of $11,000,000 (the "Purchase Right"). The number of shares of Common Stock International Technology is entitled to purchase pursuant to the Purchase Right will be reduced, share-for-share, by the number of shares of Common Stock (if any) issued by the Company to International Technology in consideration for additional capital contributions made to the joint venture by International Technology. The Purchase Right will remain in effect for three years, commencing in January 1999; however, if International Technology makes at least $3,000,000 in additional capital contributions before the last day of such three-year period, then the exercisability of the Purchase Right, in respect of the shares of Common Stock which remain subject thereto, automatically will be extended for an additional 24 months.

     If the Purchase Right is exercised, International Technology may acquire up to 6,000,000 shares of Common Stock (including the 500,000 shares it currently owns) pursuant to the Joint Venture Agreement, which would constitutes approximately 49.4% of the outstanding shares of Common Stock (including such shares), and a "change of control" of the Company may be deemed to have occurred. Accordingly, the Transactions are subject to the parties obtaining all approvals, consents and other authorizations of their respective shareholders, the Securities and Exchange Commission, the Nasdaq Stock Market, Inc. and other applicable governmental, regulatory or administrative authorities, if any, necessary for the grant to International Technology of the Purchase Right and the future issuance of Common Stock upon exercise of the Purchase Right. Each of Lee S. Casty and International Technology has contractually agreed, in the Joint Venture Agreement, to vote all shares of Common Stock owned by him or it "FOR" approval of Proposal Two and to use his or its reasonable best efforts to ensure the ratification of the Joint Venture Agreement by the shareholders of IFX.

     Disposition of ENI. The Joint Venture Agreement provides that, in certain circumstances, either the Company or International Technology may be required to sell all of its investment in ENI or in the Company, as the case may be. In the event that (i) the Purchase Right expires before it is exercised, or International Technology fails to make additional contributions of at least $3,000,000, and (ii) the average trading price of the Common Stock (calculated pursuant to the Joint Venture Agreement) as of the date the Purchase Right expires is less than $2.00 per share, International Technology will have a period of time during which to sell its shares of Common Stock to a bona fide purchaser who agrees to contribute at least $3,000,000 (less any additional contributions previously made by International Technology) to ENI. If International Technology fails to sell its shares of Common Stock, then the Company will be required to use its commercially reasonable efforts to sell to a bona fide purchaser all or substantially all of the capital stock, business or assets of ENI and to use a pro rata position of the net proceeds of such sale to purchase all of International Technology's Common Stock. Conversely, in the event that the Company fails to make additional capital contributions to ENI of at least $3,000,000 before the Purchase Right expires, International Technology will be entitled to (i) sell to the Company, and require the Company to purchase, all shares of Common Stock owned by International Technology, and (ii) purchase from the Company, and require the Company to sell, all of the shares of ENI Common Stock owned by the Company.

     Registration Rights. None of the shares of Common Stock issued or to be issued to International Technology under the Joint Venture Agreement and none of the shares of Common Stock currently owned by Lee S. Casty has been registered under the Securities Act of 1933, as amended (the "Securities Act"). Mr. Casty owns and, upon consummation of the Transactions, International Technology will beneficially own more than 10% of the outstanding Common Stock. Accordingly, each of International Technology and Mr. Casty may be deemed to be "affiliates" of the Company (as defined in Rule 144 promulgated under the Securities Act) and their respective abilities to publicly resell their shares will be limited. In connection with the Transactions, the Company has agreed to register for resale, on up to three separate occasions, all or any of the shares of Common Stock owned by International Technology and Mr. Casty, upon a written request by either of them. In addition, each of International Technology and Mr. Casty is entitled to include shares of Common Stock owned by it or him (with some limitations) in any registration requested by the other or in any registered offering undertaken by the Company for its own account.

     Board Representation. The Joint Venture Agreement entitles each of International Technology and the Company to nominate and elect two persons to the board of directors of ENI. In addition, for so long as the Purchase Right remains in effect and is exercisable, each of International Technology and Lee
S. Casty are entitled to nominate one person for election to the Board of Directors of the Company and each of them has contractually agreed to take all actions reasonably necessary to ensure the election of such persons to the Board. Mr. Casty's initial nominee is Joel Eidelstein and, subject to shareholder ratification of the Transactions, International Technology's initial nominee is Joseph M. Matalon. See "Proposal One-Election of Directors."

                                 PROPOSAL THREE
                APPROVAL OF 1998 STOCK OPTION AND INCENTIVE PLAN

     In November 10, 1998 the Board of Directors of the Company adopted the IFX Corporation 1998 Stock Option and Incentive Plan (the "Plan"), subject to shareholder approval. The purposes of the Plan are to (i) attract and retain high quality directors, officers, employees and consultants of the Company or any of its subsidiaries, (ii) motivate such persons to promote the long-term success of the business of the Company and its subsidiaries, and (ii) reward individual achievement and enable directors, officers, employees and consultants of the Company and its subsidiaries to participate in the long-term growth and financial success of the Company. The Board of Directors believes that approval of the Plan is in the best interests of the Company and its shareholders. The following summary description of the Plan is qualified in its entirety by reference to the Plan, a copy of which is attached hereto as Appendix A.

     Types of Awards. Subject to obtaining shareholder approval of the Plan, an aggregate of 900,000 shares of Common Stock have been reserved for issuance under the Plan pursuant to the grant of (i) incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) stock options that are not intended to qualify under
Section 422 of the Code ("NSOs" and together with ISOs, "Options") and (iii) shares of restricted Common Stock ("Restricted Stock"). The Plan also authorizes the award of phantom stock and stock appreciation rights ("SARs").

     Shares Available. Not more than 900,000 shares of Common Stock may be issued pursuant to awards granted under the Plan. There is no minimum number of shares that may be granted to any participant; however, no participant in the Plan may be granted awards in any calendar year in respect of more than 300,000 shares of Common Stock. Common Stock issued under the Plan may be authorized but unissued shares of Common Stock, or shares that have been reacquired by the Company and held in treasury. Upon the expiration or termination of Options or other awards granted under the Plan, the shares of Common Stock that were subject to such awards will be available to cover awards subsequently granted under the Plan.

     Eligible Individuals. Awards under the Plan may be granted to officers, employees, non-employee directors, independent contractors or consultants of the Company or any subsidiary, and to persons who, at the time an award is granted, are not yet officers or employees of the Company or any subsidiary but to whom an offer of employment has been extended.

     Administration of the Plan. The Plan will be administered by a compensation committee of the Board of Directors (the "Committee") comprised of two or more directors. Each member of the Committee will qualify as an outside or non-employee director as defined by Section 162(m) of the Code and/or the Exchange Act to the extent such qualification is deemed necessary for the grant of awards under the Plan to qualify for favorable tax or securities treatment under applicable law. The members of the Committee will be appointed by the Board of Directors and initially will consist of George Myers and Zalman Lekach. Subject to the express provisions of the Plan, the Committee will have sole discretion to (i) select, from time to time, which individuals are eligible to participate in the Plan, (ii) those eligible individuals who will receive awards under the Plan, and (iii) the form and vesting schedule of awards and the number of shares, exercise price, manner of payment and expiration date applicable to each award. The Committee also has authority to construe and interpret the Plan and to establish, amend and rescind rules and regulations relating to the Plan.

     Terms and Conditions of Awards. The exercise price for each award under the Plan will be determined by the Committee at the time the award is granted and will be specified in an option or other applicable agreement. The exercise price of an ISO may not be less than the fair market value of the Common Stock on the date the ISO is granted; however, the exercise price of an NSO may be less than, equal to or greater than the fair market value of the Common Stock on the date the NSO is granted. "Fair market value" under the Plan is determined by the Committee, in good faith, taking into account the price of the Common Stock as reported on the Nasdaq SmallCap

Market. The exercise price of Options granted under the Plan will be payable in cash, by the participant's delivery to the Company of shares of Common Stock with an aggregate Fair Market Value equal to the aggregate exercise price, pursuant to a cashless exercise arrangement with a broker or in such other form of consideration as the Committee may approve.

     Unless otherwise determined by the Committee, awards under the Plan will be
(i) exercisable for ten years after the date of grant, (ii) vest, in specified increments, over the three years following the date of grant, and (iii) terminate on the earliest of (a) the participant's termination of employment with the Company for cause, (b) 30 days after the participant's termination of employment with the Company for any other reason, other than death or permanent disability, and (c) one year following the participant's death or permanent disability. Options, SARs and phantom stock granted under the Plan will be transferable only by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined in Section 414(p) of the Code.

     Specific Grants Under the Plan. Subject to obtaining shareholder approval of the Plan, on November 10, 1998 the Board of Directors (excluding Mr. Eidelstein) granted to Joel M. Eidelstein an Option to purchase 300,000 shares of Common Stock, which constitutes approximately 4.5% of the outstanding Common Stock on the date of grant. The Option granted to Mr. Eidelstein is an ISO, to the extent it qualifies for treatment as such, with any portion of the Option that does not qualify as an ISO being treated as an NSO. The option vested 25% on each of November 10, 1998 and January 1, 1999, and will vest an additional 25% on each of January 1, 2000 and January 1, 2001. The exercise price of the Option is $3.00 per share and the sale price of the Common Stock as of the date of grant was $1.75 per share. Mr. Eidelstein currently serves as the President and a director of the Company and has been nominated for re-election as a director. See "Proposal One-Election of Directors." The Board of Directors (excluding Mr. Eidelstein, who abstained from any discussion or voting) approved the Option grant to Mr. Eidelstein in recognition of his dedication to the Company during the Company's business transition following the July 1996 sale of Index's business and Mr. Eidelstein's acceptance of a below-market salary during fiscal years 1997 and 1998. See "Board of Directors Report on Executive Compensation."

     The Board of Directors has not granted any other awards under the Plan and currently has no definitive plans to grant awards to any other specific individuals. The grant of awards under the Plan is within the discretion of the Committee; thus the names of individuals who may receive awards under the Plan and the form, number of shares and exercise price applicable to any such award currently cannot be determined.

     Certain Federal Income Tax Consequences. Following is a brief summary of the principal federal income tax consequences of awards under the Plan. This summary is not an exhaustive description and does not describe all applicable federal, state or local tax laws.

          Incentive Stock Options. A Plan participant is not subject to federal income tax at the time of either the grant or the exercise of an ISO. In the year in which an ISO is exercised, however, the amount by which the fair market value of the shares of Common Stock received upon the exercise of an ISO exceeds the exercise price will constitute an adjustment to the optionholder's income in computing alternative minimum taxable income.
     Such adjustment could result in the imposition of, or increase the amount of, the optionholder's "alternative minimum tax" under the Code. If an optionholder does not dispose of such shares of Common Stock within two years after the ISO was granted or one year after the ISO was exercised, whichever is later (any such disposition, a "disqualifying event"), then any gain or loss recognized upon such disposition generally will be treated as long-term capital gain or loss. In such event, the Company will not receive a tax deduction on either the exercise of the ISO or on the sale of the underlying Common Stock.

          If an optionholder makes a "disqualifying disposition," the optionholder will realize ordinary income in an amount equal to the lesser of (i) the fair market value of the ISO Stock on the date the ISO is exercised minus the exercise price, or (ii) the sales price received by the optionholder on the disposition of the ISO Stock minus the exercise price. In such event, the Company will be entitled to a deduction in an amount equal to the ordinary income realized by the optionholder. If a sale is a disqualifying disposition, the optionholder also may realize short-term or long-term capital gain or loss, if such shares constitute capital assets in an optionholder's hands. The gain or loss will be measured by the difference between the fair market value of the shares on the date of exercise of the ISO and the sales price of the shares.

          Non-Qualified Stock Options. No income is realized by an optionholder upon the grant of an NSO. Upon the exercise of an NSO, however, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the exercise price will be taxed as ordinary income to an optionholder and the Company will be entitled to a deduction in an equal amount. Such amount will not be an adjustment to income in computing alternative minimum taxable income. Upon subsequent sales of NSO Stock, an optionholder may realize short-term or long-term capital gain or loss, depending upon the holding period of the shares, if such shares constitute capital assets in an optionholder's hands. The gain or loss will be measured by the difference between the sales price and the tax basis of the shares sold. The tax basis for this purpose will be the sum of the exercise price and the amount of ordinary income realized by the optionholder as a result of such exercise.

          Other Awards. No income is realized by a holder of SAR or phantom stock at the time the SAR or phantom stock is granted; however, upon exercise, the amount of cash or the fair market value of the shares of Common Stock received will be taxable as ordinary income to the holder thereof and the Company will be entitled to a deduction in an equal amount.

          Section 162(m). Section 162(m) of the Code limits the deductibility (under certain circumstances) of compensation that exceeds $1,000,000 annually that is paid by the Company to its president and to its four most highly compensated officers (other than the president) as determined at the end of the Company's taxable year. Section 162(m) and the proposed regulations thereunder provide certain exclusions from the amounts included in the $1,000,000 limitation, including compensation that is "qualified performance-based compensation" within the meaning of the proposed regulations. The Plan generally is intended to satisfy the requirements set forth in the proposed regulations with respect to "qualified performance-based compensation" with respect to Options that are exercisable at an exercise price of not less than 100% of the fair market value of a share of Common Stock on the date of grant. However, if an option is exercisable at a price less than 100% of the price of a share of Common Stock on the date of grant, the compensatory element of such NSO (i.e., the excess of the such fair market value over the exercise price) will not constitute "qualified performance-based compensation."

     Miscellaneous. The Plan is not qualified under Section 401 of the Code. In addition, the Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     Vote Required. The Plan will be approved by the shareholders of the Company if Proposal Three receives the affirmative vote of a majority of the shares of Common Stock present, by person or by proxy, and entitled to vote on the proposal. Any proxy card that is marked as abstaining from voting on Proposal Three will be counted for purposes of determining a quorum and, although such shares will be counted as unvoted for purposes of the proposal, will have the effect of a vote against the proposal.

Recommendation of the Board of Directors

     The Board of Directors of the Company unanimously recommends that shareholders vote FOR Proposal Three and approval of the Plan.

                                 PROPOSAL FOUR
                             SELECTION OF AUDITORS

     The Board of Directors has engaged Arthur Andersen LLP to audit the financial statements of the Company for fiscal year 1999, subject to ratification by the shareholders. Arthur Anderson LLP audited the Company's financial statements for fiscal years 1997 and 1998. It is expected that a representative of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if such representative so desires, and to respond to appropriate questions.

Recommendation of the Board of Directors

     The Board of Directors of the Company unanimously recommends that shareholders vote FOR ratification of Arthur Andersen LLP as independent auditors.


                 SHAREHOLDER PROPOSALS FOR 1999 PROXY STATEMENT

     Proposals by shareholders for inclusion in the Company's Proxy Statement and form of proxy relating to the 1999 Annual Meeting of Shareholders, which is currently scheduled to be held on December 15, 1999, should be addressed to the Secretary, IFX Corporation, 200 West Adams Street, Suite 1460, Chicago, Illinois, 60606, and must be received at such address no later than August 17, 1999. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with applicable law. It is suggested that such proposal be forwarded by certified mail, return receipt requested.


                 OTHER MATTERS TO BE ACTED UPON AT THE MEETING

     The management of the Company knows of no other matters to be presented at the meeting. Should any other matter requiring a vote of shareholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgement.


                                 ANNUAL REPORT

     Copies of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, each as filed with the Securities Exchange Commission, are being mailed concurrently with, this Proxy Statement.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998 accompanies this Proxy Statement and is incorporated into this Proxy Statement by this reference. The Company will provide without charge to each beneficial owner of Common Stock to whom a copy of this Proxy Statement is delivered a copy of any or all of the information that has been incorporated by reference in this Proxy Statement (excluding exhibits to such information). Requests for such information should be directed to the Secretary, IFX Corporation, 200 West Adams Street, Suite 1460, Chicago, Illinois, 60606, telephone (312) 419-9530.

                                                                      Appendix A
                                                                      ----------

                                IFX CORPORATION
                        STOCK OPTION AND INCENTIVE PLAN

1.   Preamble.
     --------

     IFX Corporation, a Delaware corporation (the "Company"), hereby establishes the IFX Corporation Stock Option and Incentive Plan (the "Plan") as a means whereby the Company may, through awards of (i) incentive stock options within the meaning of section 422 of the Code (as herein defined), (ii) stock appreciation rights, (iii) non-qualified stock options, (iv) restricted stock, and (v) phantom stock:

          (a) provide employees of the Company and its subsidiaries with additional incentive to promote the success of the Company's and its subsidiaries' businesses and encourage such employees to remain in the employ of the Company and its subsidiaries;

          (b) provide incentive for potential employees to accept employment with the Company;

          (c) provide Directors of the Company who are not otherwise employees of the Company with additional incentive to promote the success of the Company's business; and

          (d) provide consultants and other independent contractors who provide services to the Company with additional incentive to promote the success of the Company's business.

     The provisions of this Plan do not apply to or affect any option, stock appreciation right, or stock heretofore or hereafter granted under any other stock plan of the Company or any subsidiary, and all such options, stock appreciation right or stock continue to be governed by and subject to the applicable provisions of the plan or agreement under which they were granted.

2.   Definitions.
     -----------

     2.01 "Board" or "Board of Directors" means the board of directors of the Company.

     2.02 "Cause" means, as determined in the sole discretion of the Board, a Participant's (a) commission of a felony; (b) material or repeated dishonesty or misrepresentation involving the Company or any Subsidiary; (c) serious misconduct in the performance or non-performance of Participant's responsibilities as an employee, Officer, Director, consultant or independent contractor; (d) violation of a material condition of employment; (e) unauthorized use of trade secrets or confidential information; or (f) aiding a competitor of the Company or any Subsidiary.

     2.03 "Code" means the Internal Revenue Code of 1986, as it exists now and as it may be amended from time to time.

     2.04 "Committee" means the committee comprised of two or more Directors appointed by the Board to administer the Plan.

     2.05 "Common Stock" means the common stock of the Company, $.02 par value per share.

     2.06 "Company" means IFX Corporation, a Delaware corporation, and any successor thereto.

     2.07  "Director" means a member of the Board.

     2.08 "Exchange Act" means the Securities Exchange Act of 1934, as it exists now or from time to time may hereafter be amended.

     2.09  "Fair Market Value" means for the relevant day:

           (a) If shares of Common Stock are listed or admitted to unlisted trading privileges on any national or regional securities exchange, the last reported sale price, regular way, on the composite tape of that exchange on the day Fair Market Value is to be determined;

           (b) If the Common Stock is not listed or admitted to unlisted trading privileges as provided in paragraph (a), and if sales prices for shares of Common Stock are reported by the National Association of Securities Dealers, Inc. Automated Quotations, Inc. National Market System ("Nasdaq System"), then the last sale price for Common Stock reported as of the close of business on the day Fair Market Value is to be determined, or if no such sale takes place on that day, the average of the high bid and low asked prices so reported and, if Common Stock is not traded on that day, the next preceding day on which such stock was traded; or

           (c) If trading of the Common Stock is not reported by the Nasdaq System or on a stock exchange, Fair Market Value will be determined by the Committee in its discretion based upon the best available data.

     2.10 "ISO" means incentive stock options within the meaning of Section 422 of the Code.

     2.11  "Naked SAR" means a SAR issued not in connection with an ISO or NSO.

     2.12 "NSO" means non-qualified stock options, which are not intended to qualify under Section 422 of the Code.

     2.13 "Option" means the right of a Participant, whether granted as an ISO or an NSO, to purchase a specified number of shares of Common Stock, subject to the terms and conditions of the Plan.

     2.14 "Option Date" means the date upon which an Option, SAR, Restricted Stock or Phantom Stock is awarded to a Participant under the Plan.

     2.15 "Option Price" means the price per share at which an Option may be exercised.

     2.16 "Participant" means an individual to whom an Option, SAR, Phantom Stock or Restricted Stock has been granted under the Plan.

     2.17 "Phantom Stock" means a hypothetical share of Common Stock issued as phantom stock under the Plan.

     2.18 "Plan" means the IFX Corporation Stock Option Plan, as set forth herein and as from time to time amended.

     2.19 "Restricted Stock" means Common Stock awarded to a Participant pursuant to this Plan and subject to the restrictions contained in Section 9.

     2.20 "SAR" means a stock appreciation right. A SAR may be a Naked SAR or a Tandem SAR.

     2.21 "Securities Act" means the Securities Act of 1933, as it exists now or from time to time may hereinafter be amended.

     2.22 "Subsidiary" means any corporation or other entity of which the majority voting power or equity interest is owned directly or indirectly by the Company.

     2.23 "Tandem SAR" means a SAR associated with and issued in connection with an ISO or NSO.

     2.24  Rules of Construction.

           (a) Governing Law. The construction and operation of this Plan are governed by the laws of the State of Delaware.

           (b) Undefined Terms. Unless the context requires another meaning, any term not specifically defined in this Plan has the meaning given to it by the Code.

           (c) Headings. All headings in this Plan are for reference only and are not to be utilized in construing the Plan.

           (d) Gender. Unless clearly appropriate, all nouns of whatever gender refer indifferently to persons of any gender.

           (e) Singular and Plural. Unless clearly inappropriate, singular terms refer also to the plural and vice versa.

           (f) Severability. If any provision of this Plan is determined to be illegal or invalid for any reason, the remaining provisions shall continue in full force and effect and shall be construed and enforced as if the illegal or invalid provision did not exist, unless the continuance of the Plan in such circumstances is not consistent with its purposes.

           (g) Termination of Employment. For all purposes of this Plan, an employee will have terminated employment with the Company when the employee's employment relationship with the Company and all of its subsidiaries is terminated. Additionally, with respect to consultants and independent contractors, for all purposes of the Plan such consultant's or independent contractor's "employment with the Company" shall be considered terminated upon the termination of any consulting or independent contractor agreement, or when the consultant or independent contractor no longer performs any services for the Company.

3.   Stock Subject to the Plan.
     -------------------------

     Except as otherwise provided in Section 13, the aggregate number of shares of Common Stock that may be issued under Options or as Restricted Stock under this Plan may not exceed 900,000 shares of Common Stock. Reserved shares may be either authorized but unissued shares or treasury shares, in the Board's discretion. If any awards hereunder shall terminate or expire, as to any number of shares, new Options, and Restricted Stock may thereafter be awarded with respect to such shares. Except as otherwise provided in Section 13, no Participant may be granted awards under the Plan in any calendar year in respect of more than 300,000 shares of Common Stock.

4.   Administration.
     --------------

     The Plan shall be administered by the Committee. In addition to any other powers set forth in this Plan, the Committee has the exclusive authority:

           (a) to construe and interpret the Plan, and to remedy any ambiguities or inconsistencies therein;

           (b) to establish, amend and rescind appropriate rules and regulations relating to the Plan;

           (c) subject to the express provisions of the Plan, to determine the individuals who will receive awards of Options, Restricted Stock, Phantom Stock and/or SARs, the times when they will receive them, the number of shares to be subject to each award and the Option Price, payment terms, payment method, and expiration date applicable to each award;

           (d) to contest on behalf of the Company or Participants, at the expense of the Company, any ruling or decision on any matter relating to the Plan or to any awards of ISOs, NSOs, Restricted Stock, Phantom Stock and/or SARs;

           (e) generally, to administer the Plan, and to take all such steps and make all such determinations in connection with the Plan and the awards of ISOs, NSOs, Restricted Stock, Phantom Stock and/or SARs granted thereunder as it may deem necessary or advisable;

           (f) to determine the form in which payment of a SAR or a Phantom Stock award granted hereunder will be made (i.e., cash, Common Stock or a combination thereof) or to approve a participant's election to receive cash in whole or in part in settlement of the SAR or Phantom Stock award;

           (g) to determine the form in which tax withholding under Section 16 of this Plan will be made; and

           (h) to amend the Plan or any Option, Restricted Stock, Phantom Stock or SAR granted or awarded hereunder as may be necessary in order for any business combination involving the Company to qualify for pooling-of-interest treatment under APB No. 16.

5.   Eligible Participants.
     ---------------------

     Subject to the provisions of the Plan, the Committee shall determine from time to time (a) those employees, officers, Directors, consultants and independent contractors of the Company or a Subsidiary, and non-employees and non-officers to whom the Company or any Subsidiary has extended an offer of employment, who shall be designated as Participants, and (b) the number of Options, SARs, Restricted Stock, and Phantom Stock, or any combination thereof, to be awarded to each such Participant; provided, however, that no ISOs or Tandem SARs granted with respect to ISOs shall be awarded under the Plan more than ten years after the date this Plan is adopted by the Board. In addition, no ISOs may be awarded to a Participant who is not an employee of the Company or a Subsidiary.

6.   Terms and Conditions of Incentive Stock Options.
     -----------------------------------------------

     The Committee, in its discretion, may grant ISOs to any Participant under the Plan; provided, however, that no ISOs may be granted to a Director or other Participant who is not an employee of the Company or a Subsidiary. Each ISO shall be evidenced by an agreement between the Company and the Participant in a form approved by the Committee. Unless the Committee, in its discretion, determines otherwise, each ISO agreement shall be subject to the following terms and conditions and to such other terms and conditions as the Committee may deem appropriate;

           (a) Option Period.  Each ISO will expire as of the earliest of:

          (i)       the date on which it is forfeited under the provisions of
                    Section 12;

          (ii) 10 years (or five years as specified in Section 6(e)) from the Option Date;

          (iii) three months after the Participant's termination of employment for any reason other than death; or

          (iv)      six months after the Participant's death.

          (b) Option Price. Subject to the provisions of Section 6(e), the Option Price per share shall be determined by the Committee at the time any ISO is granted, and shall not be less than the Fair Market Value of the Common Stock subject to the ISO on the Option Date.

          (c) Other Option Provisions. The form of ISO authorized by the Plan may contain such other provisions as the Committee may, from time to time, determine; provided, however, that such other provisions may not be inconsistent with any requirements imposed on qualified stock options under
     Section 422 of the Code.

          (d) Limitations on Awards. The aggregate Fair Market Value, determined as of the Option Date, of Common Stock with respect to which ISOs are exercisable by a Participant for the first time during any calendar year under all ISO plans of the Company and any Subsidiary shall not exceed $100,000.

          (e) Awards to Certain Shareholders. Notwithstanding Sections 6(a) and 6(b) hereof, if an ISO is granted to a Participant who owns stock representing more than 10% of the voting power of all classes of stock of the Company or a Subsidiary (as determined under the Code), the exercise period specified in the ISO agreement for which the ISO thereunder is granted shall not exceed five years from the Option Date and the Option Price shall be at least 110% of the Fair Market Value (as of the Option Date) of the Common Stock subject to the ISO.

7.   Terms and Conditions of Non-Qualified Stock Option.
     --------------------------------------------------

     The Committee, in its discretion, may grant NSOs to any Participant under the Plan. Each NSO shall be evidenced by an agreement between the Company and the Participant in a form approved by the Committee. Unless the Committee, in its discretion, determines otherwise, each NSO agreement shall be subject to the following terms and conditions and to such other terms and conditions as the Committee may deem appropriate:

          (a) Option Period.  Each NSO will expire as of the earliest of:

          (i)       the date on which it is forfeited under the provisions of
                    Section 12;

          (ii) the date three months after the Participant's termination of employment for any reason other than death; or

          (iii)     the date six months after the Participant's death.

          (b) Option Price. At the time when the NSO is granted, the Committee will fix the Option Price. The Option Price may be greater than, less than, or equal to Fair Market Value on the Option Date, as determined in the sole discretion of the Committee.

          (c) Other Option Provisions. The form of NSO authorized by the Plan may contain such other provisions as the Committee may from time to time determine.

8.   Terms and Conditions of Stock Appreciation Rights.
     -------------------------------------------------

     The Committee may, in its discretion, grant a SAR to any Participant under the Plan. Each SAR shall be evidenced by an agreement between the Company and the Participant, in a form approved by the Committee, and may be a Naked SAR or a Tandem SAR. Unless the Committee, in its discretion, determines otherwise, each SAR awarded to Participants under the Plan shall be subject to the following terms and conditions and to such other terms and conditions as the Committee may deem appropriate:

          (a) Tandem SARs. Tandem SARs shall terminate on the same date as the related ISO or NSO. A Tandem SAR shall be exercisable only if the Fair Market Value of a share of Common Stock on the date of surrender exceeds the Option Price for the related Option, and then shall be exercisable to the extent, and only to the extent, that the related Option is exercisable. A Tandem SAR shall entitle the Participant to whom it is granted the right to elect, so long as such Tandem SAR is exercisable and subject to such limitations as the Committee shall have imposed, to surrender any then exercisable portion of his related Option, in whole or in part, and receive from the Company in exchange, without any payment of cash (except for applicable employee withholding taxes), that number of shares of Common Stock having an aggregate Fair Market Value on the date of surrender equal to the product of (i) the excess of the Fair Market Value of a share of Common Stock on the date of surrender over the per share Option Price, and
     (ii) the number of shares of Common Stock subject to such Option or portion thereof which is surrendered. Any Option or portion thereof which is surrendered shall no longer be exercisable. The Committee, in its sole discretion, may allow the Company to settle all or part of the Company's obligation arising out of the exercise of a Tandem SAR by the payment of cash equal to the aggregate Fair Market Value of the shares of Common Stock which the Company would otherwise be obligated to deliver.

          (b) Naked SARs. Naked SARs shall terminate as provided in the Participant's SAR agreement. The Committee may at the time of granting any Naked SAR add such conditions and limitations to the Naked SAR as it shall deem advisable, including but not limited to, limitations on the period within which the Naked SAR shall be exercisable and the maximum amount of appreciation to be recognized with regard to such Naked SAR.

          (c) Other Conditions. If a Participant is subject to Section 16(a) and Section 16(b) of the Exchange Act, the Committee may at any time add such additional conditions and limitations to such SAR which the Committee, in its discretion, deems necessary or desirable in order to comply with
     Section 16(a) or Section 16(b) of the Exchange Act and the rules and regulations issued thereunder, or in order to obtain any exemption therefrom.

9.   Terms and Conditions of Restricted Stock Awards.
     -----------------------------------------------

     The Committee, in its discretion, may grant Restricted Stock to any Participant under the Plan. Each grant of Restricted Stock shall be evidenced by an agreement between the Company and the Participant in a form approved by the Committee. Unless the Committee, in its discretion, determines otherwise, all shares of Common Stock awarded to Participants under the Plan as Restricted Stock shall be subject to the following terms and conditions and to such other terms and conditions as the Committee may deem appropriate:

          (a) Restricted Period. Shares of Restricted Stock awarded to Participants may not be sold, transferred, pledged or otherwise encumbered before they vest. Subject to the provisions of subparagraphs (b) and (c) below and any other restrictions imposed by law, certificates evidencing shares of Restricted Stock that vest will be transferred to the Participant or, in the event of his death, to the beneficiary or beneficiaries designated by writing filed by the Participant with the Committee for such purpose or, if none, to his estate.

          (b) Forfeitures. A Participant shall forfeit all unpaid accumulated dividends and all shares of Restricted Stock which have not vested prior to the date that his employment with the Company is terminated for any reason.

          (c) Certificates Deposited With Company. Each certificate issued in respect of shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and deposited with the Company. Each such certificate shall bear the following (or a similar) legend:

     "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) relating to Restricted Stock contained in the IFX Corporation Stock Option Plan and an agreement entered into between the registered owner and IFX Corporation. Copies of such Plan and agreement are on file at the principal office of IFX Corporation."

          (d) Shareholder Rights. Subject to the foregoing restrictions, each Participant shall have all the rights of a shareholder with respect to his shares of Restricted Stock including, but not limited to, the right to vote such shares.

          (e) Dividends. On each Common Stock dividend payment date, each Participant shall receive an amount equal to the dividend paid on that date on a share of Common Stock, multiplied by his number of shares of Restricted Stock.

10.  Terms and Conditions of Phantom Stock.
     -------------------------------------

     The Committee may, in its discretion, award Phantom Stock to any Participant under the Plan. Each award of Phantom Stock shall be evidenced by an agreement between the Company and the Participant. The Committee may at the time of awarding any Phantom Stock add such additional conditions and limitations to the Phantom Stock as it shall deem advisable, including, but not limited to, the right for Participants to receive dividends equivalent to those paid on Common Stock, limitations on the period or periods within which the Phantom Stock may be surrendered, and the maximum amount of appreciation to be recognized with regard to such Phantom Stock. An award of Phantom Stock shall entitle the Participant to whom it is awarded the right to elect, so long as such Phantom Stock is vested and subject to such limitations as the Committee shall have imposed, to surrender any then vested portion of the Phantom Stock, in whole or in part, and receive from the Company in exchange therefor the Fair Market Value on the date of surrender of the Common Stock to which the surrendered Phantom Stock relates in cash or in shares of Common Stock as the Committee may determine. If a Participant is subject to Section 16(a) and
Section 16(b) of the Exchange Act, the Committee may at any time add such additional conditions and limitations to such Phantom Stock which, in its discretion, the Committee deems necessary or desirable in order to comply with
Section 16(a) or Section 16(b) of the Exchange Act and the rules and regulations promulgated thereunder, or in order to obtain any exemption therefrom.

11.  Manner of Exercise of Options.
     -----------------------------

     To exercise an Option in whole or in part, a Participant, any permitted transferee of a Participant or, after his death, a Participant's executor or administrator must give written notice to the Committee, stating the number of shares to which he intends to exercise the Option. The Company will issue the shares with respect to which the Option is exercised upon payment in full of the Option Price. The Option Price may be paid (i) in cash, (ii) in shares of Common Stock having an aggregate Fair Market Value, as determined on the date of delivery, equal to the Option Price, or (iii) by delivery of irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds necessary to pay for all Common Stock acquired through such exercise and any tax withholding obligations resulting from such exercise. The Option Price may be paid in shares of Common Stock which were received by the Participant upon the exercise of one or more Options. The Option Price may be paid in shares of Common Stock which were received by the Participant as an award of Restricted Stock under the Plan. The Option Price may be paid by surrender of Tandem SARs equal to the Option Price.

12.  Vesting.
     -------

     (a) A Participant may not exercise an Option, surrender a SAR or Phantom Stock or transfer, pledge or dispose of any Restricted Stock until it has become vested. The portion of an Option, SAR or Phantom Stock award or Restricted Stock that is vested depends upon the period that has elapsed since the Option Date. Unless the Committee establishes a different vesting schedule at the time an Option is granted or the Restricted Stock, SAR or Phantom Stock is awarded, all Options granted under this Plan, Restricted Stock, SARs and Phantom Stock awarded under this Plan shall vest according to the following schedule:

                Period Elapsed              Cumulative Vested Percentage
          ------------------------------    ----------------------------
          First Anniversary of Option Date              25%
          Second Anniversary of Option Date             50%
          Third Anniversary of Option Date              75%
          Fourth Anniversary of Option Date             100%

Except as provided below, if a Participant's employment with the Company or its Subsidiaries is terminated, for any reason, such Participant automatically forfeits any Options, Restricted Stock, SARs and/or Phantom Stock that are not yet vested. A transfer of employment from the Company to a Subsidiary or affiliate, or vice versa, is not a termination of employment for purposes of this Plan. Unless the Committee in its sole discretion specifically waives the application of this sentence, then notwithstanding the vesting schedule contained herein or in the Participant's agreement, if the Participant's employment, or if a Director, his membership on the Board, is terminated for Cause, all Options, SARs, Restricted Stock and/or Phantom Stock granted or awarded to the Participant will be immediately cancelled and forfeited by the Participant upon delivery to him of notice of such termination.

     (b) If it determines that special circumstances exist, the Committee, in its sole discretion, may accelerate the time in which an award under the Plan vests, even if, under its existing terms, such award would not then be exercisable.

13.  Adjustments to Reflect Changes in Capital Structure.
     ---------------------------------------------------

     If there is any change in the corporate structure or shares of the Company, the Board of Directors may, in its discretion, make any adjustments necessary to prevent accretion, or to protect against dilution, in the number and kind of shares authorized by the Plan and, with respect to outstanding Options, Restricted Stock, Phantom Stock and/or SARs, in the number and kind of shares covered thereby and in the applicable Option Price; provided, however, no adjustment will be made for the issuance of preferred stock or the conversion of convertible preferred stock. For the purpose of this Section 13, a change in the corporate structure or shares of the Company includes, without limitation, any change resulting from a recapitalization, stock split, stock dividend, consolidation, rights offering, spin-off, reorganization, or liquidation and any transaction in which shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or another corporation.

14.  Non-Transferability of Options, SARs and Phantom Stock.
     ------------------------------------------------------

     The Options and SARs granted or Phantom Stock awarded under the Plan are not transferable, voluntarily or involuntarily, other than by will or the laws of descent and distribution, or to the extent permissible under Section 422 of the Code, pursuant to a qualified domestic relations order as defined in Section 414(p) of the Code; provided, however, that the Compensation Committee, in its discretion, may permit Options to be transferrable by a Participant to members of such Participant's immediate family or to family trusts, partnerships and other entities comprised solely of the Participant or members of the Participant's immediate family.

15.  Rights as Shareholder.
     ---------------------

     No Common Stock may be delivered upon the exercise of any Option until full payment of the Option Price has been made and all income tax withholding requirements thereon have been satisfied. A Participant has no rights whatsoever as a shareholder with respect to any shares covered by an Option until the date of the issuance of a stock certificate for the shares. A Participant who has been granted SARs or Phantom Stock shall have no rights whatsoever as a shareholder with respect to such SARs or Phantom Stock.

16.  Withholding Tax.
     ---------------

     The Company shall have the right to withhold or to require a Participant to remit to the Company, in cash or shares of Common Stock, with respect to any payments made to Participants under the Plan, any taxes required by law to be withheld because of such payments. Subject to the consent of the Committee with respect to (a) the exercise of an NSO, (b) the lapse of restrictions on Restricted Stock, (c) a "disqualifying disposition" of an ISO, as determined pursuant to the Code, or (d) the issuance of any other stock award under the Plan, a Participant may make an irrevocable election (an "Election") to (i) have shares of Common Stock otherwise issuable withheld, or (ii) tender back to the Company shares of Common Stock received pursuant to (a), (b), or (d), or (iii) deliver back to the Company pursuant to (a), (b), or (d) previously acquired shares of Common Stock having a Fair Market Value sufficient to satisfy all or part of the Participant's estimated tax obligations. Such Election must be made by a Participant prior to the date on which the relevant tax obligation arises. The Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any award under this Plan that the right to make Elections shall not apply to such award.

17.  No Right To Employment.
     ----------------------

     Participation in the Plan will not give any Participant a right to be retained as an employee of the Company or any subsidiary, or any right or claim to any benefit under the Plan, unless the right or claim has specifically accrued under the Plan.

18.  Amendment of the Plan.
     ---------------------

     The Committee may from time to time amend or revise the terms of this Plan in whole or in part and may without limitation, adopt any amendment deemed necessary, subject only to applicable laws, regulations and the rules and regulations of the Nasdaq Stock Exchange or any national stock exchange upon which the Common Stock may be listed; provided, however, that (a) except as provided in Section 4(h), no change in any award previously granted to a Participant may be made that would impair the rights of the Participant without the Participant's consent, or (b) no amendment may extend the period during which a Participant may exercise an ISO beyond the period set forth in Section 6(a)(ii) or 6(e). Approval of the Company's shareholders to any amendment under part (c)(i) shall require a favorable vote by the majority of the shares of the Company's Common Stock and preferred stock voting separately as a class, and to all other amendments requiring shareholder approval shall require a vote of the majority of the shares of the Company's Common Stock and preferred stock voting together as one class, present in person or by proxy at a duly held shareholders meeting or by written consent. If any amendment requiring shareholder approval for the Committee to act under part (c) of the previous sentence is made subsequent to the first registration of any class of equity securities by the Company under Section 12 of the Exchange Act, such shareholder approval shall be solicited as described in
Section 19. All amendments shall be in writing and consented to by a majority of the members of the Committee.

19.  Shareholder Approval.
     --------------------

     Continuance of the Plan shall be subject to approval by the shareholders of the Company within 12 months before or after the date the Plan is adopted by the Committee. If such shareholder approval is obtained at a duly held shareholder's meeting, it may be obtained by the affirmative vote of the holders of a majority of the shares of Common Stock present at the meeting or represented and entitled to vote thereon.

20.  Conditions Upon Issuance of Shares.
     ----------------------------------

     An Option shall not be exercisable, a share of Common Stock shall not be issued pursuant to the exercise of an Option, and Restricted Stock shall not be awarded until such time as the Plan has been approved by the Shareholders of the Company and unless the award of Restricted Stock, exercise of such Option and the issuance and delivery of such share pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares of Common stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Common Stock is being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

21.  Effective Date and Termination of Plan.
     --------------------------------------

     (a) Effective Date. This Plan is effective as of the later of the date of its adoption by the Committee, or the date it is approved by the shareholders of the Company, pursuant to Section 18.

     (b) Termination of the Plan. The Committee may terminate the Plan at any time with respect to any shares that are not then subject to Options or Restricted Stock. Termination of the Plan will not affect the rights and obligations of any Participant with respect to Options, SARs, Phantom Stock or Restricted Stock awarded before termination.

REVOCABLE PROXY                                                  REVOCABLE PROXY

                                IFX CORPORATION

                       THIS PROXY IS SOLICITED ON BEHALF
                          OF THE BOARD OF  DIRECTORS

     The undersigned hereby appoint(s) Joel Eidelstein and Colleen M. Downes, or either of them, with full power of substitution, as proxies of the undersigned, with all the powers that the undersigned would possess if personally present to cast all votes that the undersigned would be entitled to vote at the annual meeting of shareholders of IFX Corporation (the "Company") to be held on January 21, 1999, at the offices of Neal, Gerber & Eisenberg, Two N. LaSalle Street, Suite 2200, Chicago, IL 60602 at 2:00 p.m. Central Standard Time, and any and all adjournments and postponements thereof (the "Annual Meeting"), including (without limiting the generality of the foregoing) to vote and act as follows on the reverse side.

     This proxy will be voted at the annual meeting or any adjournments or postponements thereof as specified. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF NOMINEES FOR DIRECTORS NAMED ON THE REVERSE SIDE AND FOR EACH OF THE PROPOSALS DESCRIBED IN THE POLICY STATEMENT. This proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.

                 (Continued and to be signed on reverse side.)

                                IFX CORPORATION

    PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY [X]


     1.  Approval of the transactions described in              For        Against          Abstain
         Proposal One, which may result in a change of         [__]          [__]            [__]
         control of the Company

                                                                                           For All
     2.  Election of Directors:                                            Withhold     Except Those
         Nominees: Joel Eidelstein, Zalman Lekach, George                 Authority      Whose Name
         Myers, Colleen Downes and, subject to shareholder    For All      For All      Appears Below
         approval of the Transactions described in             [__]         [__]        _____________
         Proposal One, Joseph M. Matalon.                                               _____________
                                                                                        _____________

     3.  Approval of the adoption of the 1998 Stock Option      For       Against           Abstain
         and Incentive Plan                                    [__]        [__]              [__]


     4.  Ratification of the appointment of Arthur              For       Against           Abstain
         Andersen LLP as the Company's independent auditor     [__]        [__]              [__]
         for fiscal year 1999

     5. The persons named in this proxy also may vote, in their discretion, upon such other matters as may properly come before the meeting or any adjournment thereof.


Please complete, sign and mail this proxy promptly in the enclosed envelope. No postage is required for mailing in the United States.

Dated:________________, 1998

Signature(s)



IMPORTANT: Please date this proxy and sign exactly as your name appears on this proxy. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by president, or authorized officer. If a partnership, please sign in partnership name by authorized person.

                               Admission Ticket

                                ANNUAL MEETING
                                      OF
                                IFX CORPORATION



                          Thursday, January 21, 1999
                             2:00 p.m. Local Time
                           Neal, Gerber & Eisenberg
                     Two North LaSalle Street, Suite 2200
                              Chicago, IL  60602

         =============================================================
                                    Agenda

                             Election of Directors
                          Approval of Share Issuances
               Approval of 1998 Stock Option and Incentive Plan
                     Ratification of Independent Auditors

         =============================================================